Exhibit 99
Franklin Savings
4750 Ashwood Drive Cincinnati, Ohio 45241
(513) 469-8000 Fax (513) 469-5360
January 18, 2008
Cincinnati, Ohio
Franklin Savings Announces Branch Acquisitions
Franklin Savings and Loan Company (Franklin Savings), Cincinnati, Ohio, a wholly owned subsidiary of First Franklin Corporation (FFHS, NASDAQ), announced today the signing of a definitive agreement for the acquisition by Franklin Savings of the Cherry Grove, Delhi and Trenton (Ohio) offices of Oak Hill Banks, Jackson, Ohio. In the acquisitions, Franklin Savings expects to assume total deposits of approximately $47 million and acquire total loans and other assets of approximately $24.6 million.
The transaction, which requires regulatory approval, is expected to be completed in the second quarter of 2008.
Franklin Savings has eight locations in Greater Cincinnati and is celebrating its 125th anniversary during 2008.
CONTACT:	Gretchen J Schmidt President and CEO (513) 469-8000